Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_____) and related Prospectus of EntreMed, Inc. for the registration of 10,560,563 shares of common stock and to the incorporation by reference therein of our report dated March 9, 2012, with respect to the consolidated financial statements of EntreMed, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Reznick Group, P.C.

Vienna, VA

July 23, 2012